Exhibit 10.1

                  Digital Lifestyles Group Inc.


                    727 Brea Canyon Road, #6
                    Walnut, California 91789
                          909.869.0595



                        December 8, 2005




Laurus Master Fund, Ltd.
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Floor
New York, NY 10022


Re:  Outstanding   Debt   for  Digital  Lifestyles   Group   Inc.
     ("Digital")

Gentlemen:

     On behalf of Digital, I am sending this letter in an attempt to capture Laurus's discussions with Andy Teng on behalf of the outstanding debt Digital owes to Laurus Master Fund, Ltd. ("Laurus") pursuant to Digital's credit facility provided by Laurus. The following outlines Digital's proposal as discussed:

1.   Digital  anticipates it will complete a merger with  Protron
     ("merger") on or before February 15, 2006, pursuant to which merger Digital will be the surviving entity.

2. Laurus and Digital agree that, with respect to the months of November 2005, December 2005, January 2006 and February 2006, Digital will make interest only payments to Laurus on the aggregate outstanding principal amount of US$1.9 Million owed
     under  the  current note issued by Digital to Laurus.   Such
     interest shall be calculated at a per annum rate of the then current prime rate as of the last business day of such month interest accrues as reported in the Wall Street Journal plus 2%. Interest shall be due and payable in cash in arrears on the 1st of each month beginning on December 1, 2005. The first interest payment (which would have been due on December 1, 2005) will be made by Digital upon execution of this letter agreement.

3. On the date of the merger, Digital will pay in cash to Laurus an amount equal to 50% of the outstanding note balance, which 50% amount is equal to $950,000.

4. On the date of the merger, Digital will issue to Laurus an equivalent number of shares of Digital's common stock to pay the remainder of the outstanding note balance in shares of common stock of Digital, at a conversion price based on the previous 30 day average VWAP price calculation prior to the date of the merger. Digital will grant Laurus registration rights for the shares so issued. Digital anticipates that it will have its Annual Report on Form 10-K and any other quarterly reports, as well as any other filings necessary to meet the "current public information" requirement, as such term is commonly understood under the Securities Act of 1933, filed with the SEC in a six month time frame from the date this agreement is signed, and as soon as practicable thereafter, the shares registered for resale pursuant to a Registration Rights Agreement, a draft copy of which is attached as an Exhibit to this letter agreement.

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5.   Upon execution of this Agreement, Laurus agrees to terminate the current lockbox arrangement required under the existing security agreement between Laurus and Digital. Laurus does not release its security interest in any assets of Digital and hereby reserves its rights thereto. Digital will utilize the proceeds of its accounts receivable for its operating purposes.

6. All agreements made by Laurus and Digital under this letter agreement shall terminate on February 20, 2006, unless Laurus and Digital otherwise agree or the merger is consummated on or prior
     to  such  date.   In the event of any such termination,  all
     agreements entered into by and among Laurus, Digital and/or any subsidiary or affiliate of Digital prior to the date hereof (collectively, the "Existing Agreements") shall control. Except as specifically set forth in this letter agreement, there are no other amendments or modifications to the Existing Agreements. Laurus hereby reserves all rights and remedies under law and/or equity, and does not waive any of Digital's obligations under the Existing Agreements in any respect, except as set forth herein. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      If the foregoing meets with your acknowledgement and understanding, please execute below to effect this Agreement.

                              Sincerely,


                              Digital Lifestyles Group Inc.

                             By:/s/ Andy Teng
                              Name: Andy Teng
                              Title: Chief Executive Officer


Accepted and agreed this ___ day of
December, 2005:

Laurus Master Fund, Ltd.


By: /s/ David Grin

Its: Fund Manager

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